UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for 222 Main
On January 31, 2014, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into a purchase and sale agreement with 222 S. Main Investments LLC (the “Seller”) to acquire an office property containing 426,657 rentable square feet located on approximately 1.6 acres of land in Salt Lake City, Utah (“222 Main”). The Seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $7.5 million of earnest money.
The contractual purchase price of 222 Main is $170.5 million plus closing costs. The Company intends to fund the purchase of 222 Main with proceeds from a mortgage loan from an unaffiliated lender, proceeds from its ongoing initial public offering and other sources. The Company is currently negotiating the terms of the mortgage loan.
222 Main was built in 2009. As of February 1, 2014, 222 Main was approximately 85% leased to 16 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of 222 Main is approximately $10.4 million. The current weighted-average remaining lease term for the tenants is approximately 9.0 years.  The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $33.55 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: February 4, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer